#033 Putnam American Government Income Fund
3/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended March 31, 2005, Putnam Management has assumed $10,542 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A	 	$10,720
Class B           772
Class C             48
72DD2 (000s omitted)

Class M		    $34
Class R		      0
Class Y		    199
73A1

Class A		$0.108
Class B 	 0.074
Class C		 0.074

73A2

Class M 	$0.096
Class R		 0.095
Class Y		 0.12

74U1 (000s omitted)

Class A		 95,396
Class B		  9,327
Class C		    604

74U2 (000s omitted)

Class M		     334


Class R		       0
Class Y		   2,015

74V1

Class A		$8.97
Class B		 8.91
Class C		 8.94
74V2

Class M		$9.00
Class R		 8.97
Class Y		 8.96